Exhibit 99.1

CONTACT:	John Van Heel
Chief Executive Officer
(585) 647-6400

Robert Gross
Executive Chairman
(585) 647-6400

Catherine D’Amico
Executive Vice President – Finance
Chief Financial Officer
(585) 647-6400

Investors: Leigh Parrish
Media: Kelly Whitten
FTI Consulting
(212) 850-5600

FOR IMMEDIATE RELEASE

MONRO MUFFLER BRAKE, INC. ANNOUNCES RECORD FIRST QUARTER

FISCAL 2015 FINANCIAL RESULTS

~ First Quarter Sales Up 5.5% to a record $217.5 Million ~

~ First Quarter Net Income Up 25% to a record $16.9 Million ~

~ First Quarter EPS Increases 24% to a Record $0.52 versus $0.42 for the Same Period Last Year ~

~ Signs Definitive Agreement to Acquire 35 Stores in Florida ~

ROCHESTER, N.Y. – July 24, 2014 – Monro Muffler Brake, Inc. (Nasdaq: MNRO), a leading provider of automotive undercar repair and tire services, today announced financial results for its first quarter ended June 28, 2014.

First Quarter Results

Sales for the first quarter of fiscal 2015 increased 5.5% to $217.5 million as compared to $206.2 million for the first quarter of fiscal 2014. The total sales increase for the first quarter of $11.3 million was due to an increase in sales from new stores of $11.2 million, including sales from recently acquired stores of $9.9 million, and a comparable store sales increase of approximately 1%. Comparable store sales increased approximately 9% for brakes, 8% for alignments, 6% for front end/shocks, and 1% for exhaust, while comparable store sales were slightly positive for maintenance services, and decreased approximately 3% for tires.

Gross margin increased to 41.4% in the first quarter from 38.3% in the prior year, largely due to the benefit of lower material costs. Total operating expenses were $60.6 million, or 27.9% of sales, as compared with $55.8 million, or 27.1% of sales, for the same period of the prior year. The increase in operating expenses reflects a full quarter of costs for fiscal 2014 acquired stores and the transaction costs associated with Monro’s fiscal 2015 acquisitions.

Operating income for the quarter increased 27.3% to $29.4 million from $23.1 million in the first quarter of fiscal 2014. Interest expense was $2.1 million as compared to $1.8 million in the first quarter of fiscal 2014.

Net income for the first quarter increased 24.8% to a record $16.9 million from $13.6 million in the prior year period. Diluted earnings per share for the quarter increased 23.8% to $.52, within the Company’s estimated range of $.52 to $.55. This compares to diluted earnings per share of $.42 in the first quarter of fiscal 2014. Net income for the first quarter reflects an effective tax rate of 38.1% as compared with 36.4% for the prior year period.

The Company added 19 locations and closed six locations during the quarter, ending the quarter with 966 stores.

John Van Heel, President and Chief Executive Officer stated, “We were able to deliver EPS results within our expectations due to positive traffic in the quarter, the continued outperformance of our recent acquisitions and our ability to drive costs lower, which allowed us to expand operating margins by 230 basis points. Despite the continued choppiness in the macroeconomic environment, we are pleased that consumers continue to turn to Monro for purchases that can no longer be delayed, as well as to perform basic maintenance on their vehicles. This is evidenced by an increase in same store traffic of 2% year-over-year during the quarter, led by comparable store oil change and tire units, which increased approximately 2% and 1% year-over-year, respectively. Additionally, we are pleased that our service categories are benefiting from last year’s harsh winter. All service categories experienced positive comparable store sales for the quarter, including brakes and alignments, which collectively increased approximately 9%. We were disappointed by our lower tire sales, as growth in tire units was offset by continued trade down by consumers, which muted our consolidated comparable store sales. However, we took advantage of the opportunity to continue growing through attractive acquisitions. Overall, we remain confident in our ability to further increase our market share and continue to deliver strong earnings growth, in both strong and weak markets, by leveraging our business model and pursuing our disciplined acquisition strategy.”

Acquisitions Update

Monro Muffler Brake also announced today that it has signed a definitive agreement to acquire 35 The Tire Choice stores in Florida, a new state for Monro. The stores are located in major west coast and east coast Florida markets, allowing the Company to enter the state with a premier chain and a solid foundation for continued store growth. The transaction is expected to close in mid-August 2014. In June 2014, the Company completed the acquisitions announced on May 22, 2014, which added Michigan as a new state. On a combined basis, the Company’s acquisitions completed and announced to date in fiscal 2015 add 54 locations, with total annualized sales of approximately $64 million, representing approximately 8% sales growth in fiscal 2015 with an approximate sales mix of 55% service and 45% tires.

Company Outlook

Based on current visibility, business and economic trends, and the recently completed and pending acquisitions, the Company now anticipates fiscal 2015 comparable store sales to increase in the range of 1% to 3% versus the prior range of 1% to 4%. The Company is revising its estimated fiscal 2015 diluted earnings per share to a range of $1.95 to $2.08 versus its prior range of $1.95 to $2.15. This compares to diluted earnings per share of $1.67 in fiscal 2014. Compared to fiscal 2014, the revised guidance range represents an earnings per share increase of 17% and 25%, respectively, at the low and high end of the range. The estimate is based on 32.8 million weighted diluted average shares outstanding. The Company now expects its total sales for the year to be in the range of $900 to $920 million.

For the second quarter of fiscal 2015, the Company anticipates the change in comparable store sales to be in the range of flat to an increase of 2%. The Company expects diluted earnings per share for the second quarter to be between $.50 and $.52, reflecting slight dilution from the fiscal 2015 completed and announced acquisitions, as compared to $.42 for the second quarter of fiscal 2014.

Mr. Van Heel concluded, “Our long term outlook for our industry and business remain positive, although we expect trends in our second quarter will likely continue to reflect the volatility we experienced in the first quarter, as the economic environment weighs on consumer purchasing behavior. We believe we are well positioned to successfully manage our business in this environment, demonstrated by the significant increase in customer acceptance of our expanded tire offering, which continues to provide value to consumers and, at the same time, drives increased profitability in our business. We remain focused on driving top-line growth and gaining economies of scale through acquisitions. We are pleased to add 8% annualized sales growth and two new states to our footprint from acquisitions completed and announced this early in fiscal 2015. We remain very encouraged by the opportunities we see, in light of the challenging operating environment, to complete additional acquisitions in the near future. We are confident that our long-term strategic plan and the flexibility of our business model will continue to deliver increased market share and shareholder returns regardless of the economic or operating environment.”

Earnings Conference Call and Webcast

The Company will host a conference call and audio webcast on Thursday, July 24, 2014 at 11:00 a.m. Eastern Time. The conference call may be accessed by dialing 1-888-500-6950 and using the required pass code 6239129. A replay will be available approximately one hour after the recording through Thursday, August 7, 2014 and can be accessed by dialing 1-877-870-5176. The live conference call and replay can also be accessed via audio webcast at the Investor Information section of the Company’s website, located at www.monro.com. An archive will be available at this website through August 7, 2014.

About Monro Muffler Brake

Monro Muffler Brake operates a chain of stores providing automotive undercar repair and tire services in the United States, operating under the brand names of Monro Muffler Brake and Service, Mr. Tire, Tread Quarters Discount Tires, Autotire, Tire Warehouse, Tire Barn and Towery’s Tire and Auto Care. The Company currently operates 969 stores in 23 states. Monro’s stores provide a full range of services for brake systems, steering and suspension systems, tires, exhaust systems and many vehicle maintenance services.

Forward-Looking Statements

The statements contained in this press release that are not historical facts may contain statements of future expectations and other forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed. These factors include, but are not necessarily limited to, product demand, dependence on and competition within the primary markets in which the Company’s stores are located, the need for and costs associated with store renovations and other capital expenditures, the effect of economic conditions, seasonality, the impact of competitive services and pricing, product development, parts supply restraints or difficulties, industry regulation, risks relating to leverage and debt service (including sensitivity to fluctuations in interest rates), continued availability of capital resources and financing, risks relating to integration of acquired businesses and other factors set forth elsewhere herein and in the Company’s Securities and Exchange Commission filings, including but not limited to those risks and uncertainties identified under the heading “Risk Factors” in Item 1A of the Company’s annual report on Form 10-K for the fiscal year ended March 29, 2014.

MONRO MUFFLER BRAKE, INC.

Financial Highlights

(Unaudited)

(Dollars and share counts in thousands)

	Quarter Ended Fiscal June
	2014	2013	%Change
Sales	$217,507	$206,172	5.5%
Cost of sales, including distribution and occupancy costs	127,485	127,294	.1%

Gross profit	90,022	78,878	14.1%
Operating, selling, general and administrative expenses	60,612	55,770	8.7%

Operating income	29,410	23,108	27.3%
Interest expense, net	2,137	1,809	18.1%
Other income, net	(80)	(52)	52.2%

Income before provision for income taxes	27,353	21,351	28.1%
Provision for income taxes	10,421	7,779	34.0%

Net income	$16,932	$13,572	24.8%

Diluted earnings per share:	$.52	$.42	23.8%

Weighted average number of diluted shares outstanding	32,777	32,486
Number of stores open (at end of quarter)	966	935

MONRO MUFFLER BRAKE, INC.

Financial Highlights

(Unaudited)

(Dollars in thousands)

	June 28,	March 29,
	2014	2014
Current Assets
Cash	$2,349	$1,205
Inventories	127,243	124,920
Other current assets	39,010	41,991

Total current assets	168,602	168,116
Property, plant and equipment, net	290,770	281,883
Other non-current assets	318,266	309,957

Total assets	$777,638	$759,956

Liabilities and Shareholders’ Equity
Current liabilities	$142,155	$136,741
Capital leases and financing obligations	79,449	81,199
Other long-term debt	104,931	105,841
Other long-term liabilities	20,164	20,191

Total liabilities	346,699	343,972
Total shareholders’ equity	430,939	415,984

Total liabilities and shareholders’ equity	$777,638	$759,956